Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement No. 333-292009 on Form S-1 and its Pre-Effective Amendment No. 1 and No. 2, and (ii) Post-Effective Amendment No. 1 to Registration Statement No. 333-284048 on Form S-3 of our report dated March 31, 2026, relating to the consolidated financial statements of Focus Universal Inc for the years ended December 31, 2025 and 2024 (which report includes an explanatory paragraph relating to substantial doubt about Focus Universal, Inc.’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Weinberg & Company P.A.

Los Angeles, California

March 31, 2026